Exhibit 14.1

ENOCHIAN BIOSCIENCES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

(Replacing 7/12/2012 Policy)

(Adopted and Effective as 9/22/2020)

INTRODUCTION

Enochian Biosciences, Inc. (the “Company”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every director, officer, and employee to read and understand this Code and its application to the performance of his or her business responsibilities. References in this Code to “employees” are intended to cover officers and, as applicable, directors.

Our officers, managers, and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter of this Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility is a factor in evaluating the quality of that individual’s performance. Also, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards guided by this Code may be recognized for that effort in his or her performance review. Nothing in this Code alters the at-will employment policy or agreements of the Company.

This Code is a general guide as it is impracticable to describe every practice or principle related to honest, legal, and ethical conduct. This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact but reflects only a part of our commitment as a Company. From time to time, we may adopt additional policies, practices, and procedures applicable to some or all of our employees. In any event, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

Action by members of your family, significant others, or other persons who live in your household (referred to in this Code as “family members”) also may potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your conduct but also that of your family members, significant others, and other persons who live in your household.

Do not hesitate to ask questions about whether any conduct may violate this Code and voice concerns or clarify gray areas when a circumstance arises. Section 17 below details the compliance resources available to you. Also, you should be alert to possible violations of this Code by others and report suspected violations without fear of any form of retaliation, as further described in Section 17. Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to immediate disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

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1.	HONEST AND ETHICAL CONDUCT

It is the policy of the Company to promote the highest standards of integrity by conducting our affairs honestly and ethically. The integrity and reputation of the Company depend on the honesty, fairness, and integrity brought to the job by each person associated with us, and unyielding personal integrity is the foundation of corporate integrity.

2.	LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national, and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business functions and areas of responsibility. We will hold or provide access to periodic training sessions or relevant education to ensure that all employees comply with the relevant laws, rules, and regulations associated with their roles and relationship with the Company, including laws prohibiting insider trading (which are discussed in further detail in Section 3 below). While we do not expect you to memorize every detail of these laws, rules, and regulations, we want you to be able to determine when to seek advice from others and to actively seek that advice where appropriate. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer (as described in Section 17).

Disregard of the law will not be tolerated. Violation of local, domestic or foreign laws, rules, and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations in the first instance.

3.	INSIDER TRADING

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision based on this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.

We have adopted a separate Insider Trading Policy that provides additional details and guidance, which you will be expected to comply with as a condition of your employment with the Company. Also, we have a trading period window that applies specifically to our officers, directors, and certain other employees. You should consult our Insider Trading Policy for more specific information on the definition of “inside” information and on buying and selling our securities or securities of companies with which we do business.

4.	RESEARCH AND DEVELOPMENT; REGULATORY COMPLIANCE

The research and development of pharmaceutical products are subject to a number of legal and regulatory requirements, including standards related to ethical research procedures and proper scientific conduct. We expect employees to comply with all such requirements. If you do have a question in the area of proper scientific conduct, it is important that you not hesitate to seek answers from your supervisor

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5.	INTERNATIONAL BUSINESS LAWS

Our employees are expected to comply with the applicable laws in all countries to which they travel and conduct Company business, in which they operate, and where we otherwise do business, including laws prohibiting bribery, corruption, or the conduct of business with specified individuals, companies or countries. The fact that in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. Also, we expect employees to comply with U.S. laws, rules, and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules, and regulations, which extend to all our activities outside the U.S., include:

●	The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

●	U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries, and their employees from doing business with, or traveling to, certain countries subject to sanctions imposed by the U.S. government, as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

●	U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software, and technology to many countries, and prohibit transfers of U.S.-origin items to denied persons and entities; and

●	Anti-boycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

6.	ANTITRUST

Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

●	agreements, formal or informal, with competitors that harm competition or customers, including price-fixing and allocations of customers, territories, or contracts;

●	agreements, formal or informal that establish or fix the price at which a customer may resell a product; and

●	the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

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Certain kinds of information, such as pricing, production, and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

7.	ENVIRONMENTAL COMPLIANCE

Federal law imposes criminal liability on any person or Company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

8.	CONFLICTS OF INTEREST

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized, as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), depending on the nature of the conflict of interest. We have a Related-Party Transactions Policy to provide further guidance to our officers and directors on this matter. Factors that may be considered in evaluating a potential conflict of interest are, among others:

●	whether it may interfere with the employee’s job performance, responsibilities or morale;

●	whether the employee has access to confidential information;

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●	whether it may interfere with the job performance, responsibilities, or morale of others within the organization;

●	any potential adverse or beneficial impact on our business;

●	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

●	whether it would enhance or support a competitor’s position;

●	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

●	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers, or other service providers; and

●	the extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

●	Employment by (including consulting for) or service on the board of a competitor, customer or supplier, or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged, and you must seek authorization in advance if you plan to take such a position.

●	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

●	Soliciting or accepting gifts, favors, or any other benefit or benefits (including reputational), loans, or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 12 for further discussion of the issues involved in this type of conflict.

●	Soliciting contributions for any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

●	Taking personal advantage of corporate opportunities. See Section 9 for further discussion of the issues involved in this type of conflict.

●	Moonlighting without permission.

●	Conducting our business transactions with your family member or a business in which you have a significant financial interest. Related-person transactions covered by our Related-Person Transactions Policy must be reviewed in accordance with such Policy and will be publicly disclosed to the extent required by applicable laws and regulations.

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●	Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Compliance Officer will consult with our Human Resources department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

9.	CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information unless authorized by your supervisor, the Compliance Officer, or the Audit Committee, as described in Section 17. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company or our corporate property or information for improper personal gain, nor should you compete with us in any way.

10.	MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS, AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The integrity of our records and public disclosure depends upon the validity, accuracy, and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs, and expenses, as well as all transactions and changes in assets and liabilities. We require that:

●	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

●	transactions are supported by appropriate documentation;

●	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions, and all such documentation be reflected accurately in our books and records;

●	employees comply with our system of internal controls; and

●	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

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Our accounting records are also relied upon to produce reports for our management, stockholders, and creditors, as well as governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing periodic and current reports that we file with the Securities and Exchange Commission (“SEC”). Securities laws require that these reports provide full, fair, accurate, timely, and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. Also:

●	no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules, and regulations including of The Nasdaq Stock Market;

●	all employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor, and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

●	no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee, or one of the other compliance resources described in Section 17.

11.	FAIR DEALING

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake, that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of the proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 17.

You are expected to deal fairly with our suppliers, employees, and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair, or unethical practices, and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service, and reputation, and not on the receipt of special favors.

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12.	GIFTS AND ENTERTAINMENT

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors, or partners or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided, or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act (as described in Section 5 above), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Likewise, payments to physicians involved in clinical trials for the Company require disclosure and create potential regulatory risks under applicable federal and state laws. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

13.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, products, laboratory supplies, and office or laboratory space, are expected to be used only for legitimate business purposes. However, incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

You may not while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

●	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

●	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited commercial email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited commercial email is regulated by law in a number of jurisdictions. If you intend to send unsolicited commercial email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for approval.

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All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention, and review by the Company, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

14.	CONFIDENTIALITY

One of our most important assets is our confidential information. As an employee of the Company, you may learn information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its suppliers, vendors, or partners if disclosed, such as business, marketing, and service plans, financial information, product development, scientific data, manufacturing, laboratory results, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, patients or other individuals (including, for example, names, addresses, telephone numbers, and social security numbers), and similar types of information provided to us by our customers, suppliers, and partners. This information may be protected by patent, trademark, copyright, and trade secret laws.

Also, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential information and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing, or formal communication from a member of senior management, as further described in Section 15). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here until that information is disclosed to the public through approved channels. This Policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Company employees unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

Take care to not inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks, and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information, or prospects on the Internet is prohibited. You may not discuss our business, information, or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants, and “quasi-public” areas within the Company, or in and around the Company’s facilities. All Company emails, voicemails, and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information in accordance with the applicable Policy.

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15.	MEDIA/PUBLIC DISCUSSIONS

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to our Executive Vice-Chair or Chief Financial Officer. Unless a specific exception has been made by our Executive Vice-Chair or Chief Financial Officer, they are the only persons who may communicate with the press or investors on behalf of the Company. You also may not provide any information to the media or investors about us off the record, for background, confidentially or secretly, including, without limitation, by way of social media, including postings on internet websites, chat rooms, or “blogs.”

16.	WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, or principal accounting officer (or persons performing similar functions)) or directors may be authorized only by our Board or, to the extent permitted by the rules of The Nasdaq Stock Market, a committee of the Board, and will be disclosed as required by applicable laws, rules and regulations.

17.	COMPLIANCE STANDARDS AND PROCEDURES

Compliance Resources

To facilitate compliance with this Code, we have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns related to this Code or any other matters relating to legal or regulatory compliance. The Compliance Officer is our Chief Financial Officer. In addition to fielding questions or concerns with respect to potential violations of this Code or any other matters relating to legal or regulatory compliance, the Compliance Officer is responsible for:

●	investigating possible violations of this Code;

●	training new employees in Code policies;

●	conducting annual training sessions to refresh employees’ familiarity with this Code;

●	distributing copies of this Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding, and complying with this Code;

●	updating this Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee, to reflect changes in the law, the Company’s operations, and in recognized best practices, and to reflect the Company’s experience;

●	overseeing the Company’s compliance program and reporting to the Audit Committee and the Nominating and Governance Committee material matters that may arise relating to the Company’s legal and regulatory compliance efforts; and

●	otherwise promoting an atmosphere of responsible and ethical conduct.

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Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Executive Vice-Chair.

A compliance email hotline (compliance@enochianbio.com) is also available to those who wish to ask questions about the Company’s Policy, seek guidance on specific situations, submit concerns regarding questionable accounting or auditing matters, or report violations of this Code. The email goes directly to the nominating & governance committee. The committee will work with the Compliance Officer to address the issue raised. Your contact with the compliance email hotline will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with our outside legal counsel, the Nominating and Corporate Governance Committee and/or the Audit Committee. It is our policy to employ a fair process by which to determine violations of this Code.

With respect to any complaints or observations of Code violations, including, but not limited to, matters that may involve accounting, internal accounting controls, and auditing concerns, the Compliance Officer shall promptly inform the chair of the Audit Committee, the Audit Committee members, or such other persons as the Audit Committee determines to be appropriate under the circumstances. The Nominating and Governance Committee shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. Also, any matters involving accounting, internal accounting controls, and auditing concerns that are reported via the compliance email hotline shall be routed to both the Compliance Officer and the Audit Committee.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

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CERTIFICATE OF AGREEMENT AND COMPLIANCE TO THE CODE OF CONDUCT AND BUSINESS ETHICS POLICY

I have thoroughly read and understood the requirements of the Company’s Code of Business Conduct and Ethics Policy. I agree to comply with all of the requirements and restrictions of the Code of Business Conduct and Ethics Policy. I will report all violations or possible violations (“Reportable Items”), of which I am aware in a prompt and complete manner. Therefore, I hereby certify that to the extent allowed and as defined by relevant local and national laws and regulations:

1.	Neither I nor, to the best of my knowledge, any member of my immediate family and/or someone with whom I have a close personal relationship (i) is engaged in any financial, business, or other relationship or activity which has created or might create a conflict of interest with the Company as described in the Code of Conduct and Business Ethics Policy or (ii) is aware of any actual or potential violation of the Code of Conduct and Business Ethics Policy, except as noted below.

2.	I have not violated or potentially violated the Code of Business Conduct and Ethics Policy, nor have I otherwise taken or omitted to take any action to cause the Company to violate the Code of Business Conduct and Ethics Policy, except as noted below.

3.	I do not have any knowledge of nor any reasonable belief that (a) any officer, director, or employee of the Company or (b) any representative, agent, vendor, or other person with whom the Company has a contractual relationship has violated or taken or omitted to take any action to cause the Company to violate the Code of Business Conduct and Ethics Policy, except as noted below.

4.	I have no CONFLICTS OF INTEREST to report pursuant to the Code of Business Conduct and Ethics Policy; nor am I aware of any CONFLICTS OF INTEREST to report pursuant to the Code of Business Conduct and Ethics Policy, except as noted below.

5.	I have not violated, potentially violated, or otherwise taken or omitted to take any action that would constitute a violation of the CONFIDENTIALITY AND PROPRIETARY INFORMATION section of the Code of Business Conduct and Ethics Policy, except as noted below.

6.	I agree to immediately advise the Chief Financial Officer or contact the Company’s Compliance email hotline if I become aware of or have reason to believe there has been a violation of any portion of the Code of Business Conduct and Ethics Policy in connection with the Company’s business, other than as noted below.

Signature:	Date:

Name:	Position:

Exception(s):

Instructions:

1.	Complete, sign, date, and return original within five (5) -business days to the Chief Financial Officer
2.	If a “Reportable Item” is included, forward one copy to the Nominating & Governance and Audit Committee at compliance@enochianbio.com.
3.	Maintain one copy for your records

1.1 Code of Business Conduct and Ethics	Page 12 of 12